               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT




We hereby consent to incorporation by reference in the Form S-8 Registration Statement dated June 20, 2000 of our report dated March 25, 2000, relating to the consolidated balance sheet of The Hydrogiene Corporation and Subsidiaries (a development stage company) as of December 31, 1999 and the related consolidated statements of operations, changes in stockholders' deficiency, and cash flows for the years ended December 31, 1999 and 1998 and for the period from December 28, 1995 (Inception) to December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-KSB of The Hydrogiene Corporation.


                              /s/ Weinberg & Company, P.A.
                              -----------------------------------------------
                              WEINBERG & COMPANY, P.A.
                              Certified Public Accountants

Boca Raton, Florida
June 20, 2000